CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (File No. 2-98790) (“Registration Statement”) of our reports dated September 9, 2008, for Putnam AMT-Free Insured Municipal Fund and September 10, 2008, for Putnam Tax-Free High Yield Fund, relating to the financial statements and financial highlights appearing in the July 31, 2008 Annual Report of Putnam Tax-Free High Yield Fund and Putnam AMT-Free Municipal Fund, each a series of Putnam Tax-Free Income Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights” and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 21, 2008

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